Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the following Registration Statements:

•Form S-8 No. 333-124545 pertaining to the VeriFone Holdings, Inc. New Founders' Stock Option Plan, the VeriFone Holdings, Inc. Outside Directors' Stock Option Plan and the VeriFone Holdings, Inc. 2005 Employee Equity Incentive Plan,

• Form S-8 Nos. 333-132650, 333-154169 and 333-176242 pertaining to the VeriFone Systems, Inc. Amended and Restated 2006 Equity Incentive Plan,

•Form S-8 No. 333-138533 pertaining to the Lipman Electronic Engineering Ltd. 2003 Stock Option Plan, Lipman Electronic Engineering Ltd. 2004 Stock Option Plan, Lipman Electronic Engineering Ltd. 2004 Share Option Plan and Lipman Electronic Engineering Ltd. 2006 Share Incentive Plan,

•Form S-8 No. 333-171324 pertaining to the Hypercom Corporation 2010 Equity Incentive Plan, the Hypercom Corporation 2000 Broad-Based Stock Incentive Plan, the Hypercom Corporation Nonemployee Directors' Stock Option Plan, and the Hypercom Corporation Long-Term Incentive Plan, and

•Form S-3 (Nos. 333-175235 and 333-171324)

of our report dated March 16, 2012, with respect to the consolidated financial statements of Electronic Transaction Group Nordic Holdings AB included in this Current Report (Form 8-K/A) of VeriFone Systems, Inc.
/s/ Ernst & Young AB
Stockholm, Sweden
March 16, 2012